UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 11, 2021 (April 27. 2021)

CX NETWORK GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-169805	32-0538640
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1205, 1A Building, Shenzhen Software Industry Base, Xuefu Rd, Nanshan District, Shenzhen,

Guangdong Province, China, 518005

(Address of principal executive offices)

+86-1755-26412816

(Registrant’s telephone number, including area code)

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously disclosed by CX Network Group, Inc., a Nevada corporation (the "Company") in its Current Report on Form 8-K filed on March 30, 2021, the Company, certain record shareholders of the Company (the “Sellers”), and certain investor (the “Purchaser”) entered into a Stock Purchase Agreement (the “SPA”). In connection with the SPA, the Company, Chuangxiang Holdings Inc., a Cayman Islands corporation (“Spin-Off Subsidiary”), and Continent Investment Management Limited and Golden Fish Capital Investment Limited, (“Spin-Off Subsidiary buyers”) entered into a spin-off agreement (the “Spin-Off Agreement”).

On April 27, 2021, the parties closed the transactions contemplated under the SPA and the Spin-Off Agreement. As a result, certain holders of the Company transferred 16,683,334 shares of its common stock, par value $0.0001 per share (the “Shares”) to the Purchaser and received an aggregate purchase price of $255,000 from the Purchaser. Accordingly, the Purchaser became the controlling shareholder of the Company. In addition, the Spin-Off Subsidiary buyers received all of the issued and outstanding capital stock of Spin-Off Subsidiary at a purchase price of $1 at the closing of the Spin-Off Agreement.

The foregoing is only a brief description of the material terms of the SPA and the Spin-Off Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Exhibit 10.1 and Exhibit 10.2., respectively, as filed on Form 8-K dated March 30, 2021.

Item 5.01.	Changes in Control of Registrant

Pursuant to the SPA, the Purchasers acquired Shares, representing approximately 78.04% of the equity interests of the Company.

The purchase price for the Shares was paid in cash. The consideration for the purchase of Shares was provided to the Purchasers from their individual’s private funds. The purchase of Shares was the result of a privately negotiated transaction which consummation resulted in a change of control of the Company.

No shares of common stock were issued in the transaction.

In connection with the transaction, Mr. Huibin Su, the Chief Executive Officer, Chief Financial Officer and director of the board of the Company (the “Board”), resigned from all his positions with the Company. Mr. Jiyin Lin resigned from his position as the Chairman of the Board of the Company and Mr. Zizhong Huang resigned from his position as the Chief Operating Officer of the Company.

Simultaneously with the Closing, Mr. Wenhai Xia was appointed as Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer of the Company and Chairman and a director of the Company’s Board, effective upon the closing of the transaction contemplated in the SPA.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)           Resignation of Directors and Officers

Upon the Closing, Mr. Huibin Su resigned from his positions as the Chief Executive Officer, Chief Financial Officer and Director of the Company.

There was no disagreement between Mr. Huibin Su and the Company.

Upon the Closing, Mr. Jiyin Lin resigned from his position as the Chairman of the Board of the Company.

There was no disagreement between Mr. Jiyin Lin and the Company.

Upon the Closing, Mr. Zizhong Huang resigned from his position as the Chief Operating Officer of the Company.

There was no disagreement between Mr. Zizhong Huang and the Company.

(b)           Appointment of Directors and Officers

Upon closing, the following person was appointed as our directors and officers effective upon the Closing of the transaction contemplated in the SPA:

Name	Age	Position
Wenhai Xia	38	Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Director, and Chairman of the Board

Mr. Wenhai Xia, age 38. Mr. Xia has served as the manager assistant at Beijing Yingtaitianhe Environment Technology Co., Ltd. since September 2008, where he is responsible for, including but not limited to, assisting the manager on the performance of daily duties, coordinating different departments, arranging and implementing company’s projects, participating in company’s discussions on development strategies, business operation plans, and other important decisions, and assisting in the administrative matters. He holds a college degree from WuHan Polytechnic.

Mr. Wenhai Xia does not have any family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2021	CX Network Group, Inc.

	By:	/s/ Wenhai Xia
	Name:	Wenhai Xia
	Title:	Chief Executive Officer